Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2014 Omnibus Incentive Plan of Sealed Air Corporation of our reports dated February 21, 2018, with respect to the consolidated financial statements and schedule of Sealed Air Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Sealed Air Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina
August 6, 2018